Exhibit 99

FOR IMMEDIATE RELEASE

March 21, 2017

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2017 THIRD-QUARTER RESULTS

•	Diluted earnings per share (EPS) increased 3 percent to $0.61; adjusted diluted EPS¹ totaled $0.72, an increase of 8 percent in constant currency

•	Operating profit margin was 14.3 percent, down 30 basis points versus a year ago; adjusted operating profit margin increased 100 basis points to 16.9 percent of net sales

•	Net sales decreased 5 percent to $3.79 billion; organic net sales also declined 5 percent

•	Company reiterates full-year fiscal 2017 key financial targets

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – March 21, 2017 – General Mills (NYSE: GIS) today reported results for the third quarter ended February 26, 2017.

“Our third-quarter results finished in line with our expectations and keep us on track to deliver the guidance we updated last month,” said General Mills Chairman and Chief Executive Officer Ken Powell. “Our net sales declined due primarily to gaps in pricing and promotional activity in key U.S. businesses. Our cost savings efforts helped us expand our adjusted operating profit margin and drive growth in adjusted diluted EPS. Looking ahead, we are highly focused on improving our topline performance while continuing to expand our margins. We’ve added support in the fourth quarter to strengthen key business lines, and we’re pursuing global growth priorities that will further improve our sales trends beyond fiscal 2017.”

General Mills is committed to pursuing its strategy of Consumer First and leveraging its five global platforms – cereal, snacks, yogurt, convenient meals, and super-premium ice cream – along with its new global organizational structure to create market-leading growth. The company believes that generating a balance of topline growth and margin expansion, while maintaining disciplined focus on cash conversion and cash returns, is critical to delivering top-tier shareholder returns.

Third Quarter Results Summary

•	Reported net sales declined 5 percent to $3.79 billion. Organic net sales also declined 5 percent, primarily reflecting volume reductions in the North America Retail segment partially offset by benefits from positive net price realization and mix.

•	Gross margin increased 60 basis points to 34.5 percent of net sales, reflecting benefits from cost-savings initiatives and favorable mark-to-market effects. Adjusted gross margin, which excludes certain items affecting comparability, increased 20 basis points to 35.0 percent, driven by cost-savings efforts more than offsetting the impact of volume deleverage and modest input cost inflation.

•	Operating profit totaled $542 million, down 7 percent from year-ago levels due to higher restructuring charges related to the recent global reorganization. Operating profit margin of 14.3 percent was down 30 basis points. Adjusted operating profit margin increased 100 basis points to 16.9 percent, reflecting higher gross margins, lower administrative expense, and an 8 percent reduction in media and advertising expense.

•	Total segment operating profit of $662 million was down 2 percent in constant currency.

•	Net earnings attributable to General Mills totaled $358 million. Diluted EPS of $0.61 increased 3 percent, driven by a lower tax rate and 3 percent fewer average diluted shares outstanding.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.72 in the third quarter, up 11 percent from the prior year. Constant-currency adjusted diluted EPS increased 8 percent.

Nine Month Results Summary

•	Reported net sales declined 7 percent to $11.81 billion and organic net sales declined 5 percent.

•	Gross margin increased 70 basis points to 35.9 percent of net sales. Adjusted gross margin increased 40 basis points to 36.4 percent.

•	Operating profit totaled $1.96 billion, down 10 percent from the prior year. Operating profit margin of 16.6 percent was down 60 basis points. Adjusted operating profit margin increased 110 basis points to 18.6 percent.

•	Total segment operating profit of $2.28 billion was down 2 percent in constant currency.

•	Net earnings attributable to General Mills totaled $1.25 billion. Diluted EPS were $2.08, down 3 percent from a year ago.

•	Adjusted diluted EPS increased 4 percent to $2.35. Constant-currency adjusted diluted EPS were also up 4 percent.

Operating Segment Results

In the third quarter of fiscal 2017, General Mills announced a new global organization structure to streamline its leadership, enhance global scale, and drive improved operational agility to maximize its growth capabilities. As a result of this global reorganization, beginning in the third quarter of fiscal 2017, the company is reporting results for its four operating segments as follows: North America Retail; Convenience Stores & Foodservice; Europe & Australia; and Asia & Latin America. Net sales by segment and segment operating profit amounts have been restated to reflect the new operating segments (please see Note 1 below for more information on our operating segments).

Components of Fiscal 2017 Reported Net Sales Growth
	Volume	Price/ Mix	Foreign Exchange	Reported Net Sales
Third Quarter
North America Retail	(9) pts	2 pts	—	(7)%
Convenience Stores & Foodservice	1 pt	(2) pts	—	(1)%
Europe & Australia	1 pt	1 pt	(5) pts	(3)%
Asia & Latin America	—	(3) pts	3 pts	Flat

Total	(6) pts	1 pt	—	(5)%

Nine Months
North America Retail	(12) pts	4 pts	—	(8)%
Convenience Stores & Foodservice	—	(4) pts	—	(4)%
Europe & Australia	(3) pts	1 pt	(5) pts	(7)%
Asia & Latin America	—	—	(1) pt	(1)%

Total	(8) pts	2 pts	(1) pt	(7)%

Components of Fiscal 2017 Organic Net Sales Growth
	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
Third Quarter
North America Retail	(10) pts	2 pts	(8)%	—	1 pt	(7)%
Convenience Stores & Foodservice	1 pt	(2) pts	(1)%	—	—	(1)%
Europe & Australia	1 pt	1 pt	2%	(5) pts	—	(3)%
Asia & Latin America	(3) pts	1 pt	(2)%	3 pts	(1) pt	Flat

Total	(7) pts	2 pts	(5)%	—	—	(5)%

Nine Months
North America Retail	(9) pts	3 pts	(6)%	—	(2) pts	(8)%
Convenience Stores & Foodservice	—	(4) pts	(4)%	—	—	(4)%
Europe & Australia	(3) pts	1 pt	(2)%	(5) pts	—	(7)%
Asia & Latin America	(4) pts	5 pts	1%	(1) pt	(1) pt	(1)%

Total	(7) pts	2 pts	(5)%	(1) pt	(1) pt	(7)%

Fiscal 2017 Segment Operating Profit Growth
	% Change as Reported	% Change in Constant Currency
Third Quarter
North America Retail	(7)%	(7)%
Convenience Stores & Foodservice	3%	3%
Europe & Australia	25%	39%
Asia & Latin America	302%	316%

Total	(2)%	(2)%

Nine Months
North America Retail	(5)%	(5)%
Convenience Stores & Foodservice	8%	8%
Europe & Australia	(12)%	(3)%
Asia & Latin America	45%	48%

Total	(3)%	(2)%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment totaled $2.50 billion, down 7 percent from the prior year, driven primarily by double-digit declines in the U.S. Meals & Baking and U.S. Yogurt operating units. Organic net sales declined 8 percent. Segment operating profit of $517 million was down 7 percent due to lower volumes partially offset by benefits from cost savings initiatives.

Through nine months, North America Retail segment net sales were down 8 percent to $7.80 billion, with declines in the U.S. Meals & Baking, U.S. Yogurt, U.S. Cereal, and Canada operating units. Organic net sales declined 6 percent. Segment operating profit totaled $1.80 billion, down 5 percent from a year ago due to lower volumes, currency-driven inflation on products imported into Canada, and the impact of the Green Giant divestiture in fiscal 2016, partially offset by benefits from cost savings initiatives.

Convenience Stores & Foodservice Segment

Third-quarter net sales for General Mills’ Convenience Stores & Foodservice segment were down 1 percent to $448 million, with declines on certain frozen dough products partially offset by growth for the Focus 6 platforms, including cereal, biscuits, and yogurt. Organic net sales were also down 1 percent. Segment operating profit increased 3 percent to $94 million in the quarter, reflecting benefits from cost savings initiatives and lower input costs.

Through nine months, Convenience Stores & Foodservice segment net sales declined 4 percent to $1.38 billion, primarily driven by market index pricing on bakery flour, partially offset by growth for the Focus 6 platforms, including cereal, yogurt, and biscuits. Organic net sales also declined 4 percent. Segment operating profit of $295 million was up 8 percent from the prior year due to benefits from cost savings initiatives, lower input costs, and higher grain merchandising earnings.

Europe & Australia Segment

Third-quarter net sales for General Mills’ Europe & Australia segment totaled $424 million, down 3 percent from the prior year driven by unfavorable foreign currency exchange offsetting growth in Häagen-Dazs ice cream, Old El Paso Mexican products, and Nature Valley snacks. Organic net sales increased 2 percent. Segment operating profit of $42 million increased 25 percent as reported and 39 percent in constant currency, reflecting favorable mix and benefits from cost savings initiatives, partially offset by input cost inflation.

Through nine months, Europe & Australia segment net sales declined 7 percent to $1.34 billion, reflecting unfavorable foreign currency exchange and declines on Yoplait yogurt, partially offset by growth in Häagen-Dazs ice cream, Old El Paso Mexican products, and Nature Valley snacks. Organic net sales declined 2 percent. Segment operating profit of $127 million was down 12 percent due to unfavorable foreign currency exchange and input cost inflation, including currency-driven inflation on products imported into the U.K., partially offset by benefits from cost savings initiatives. On a constant-currency basis, segment operating profit declined 3 percent.

Asia & Latin America Segment

Third-quarter net sales for General Mills’ Asia & Latin America segment totaled $421 million, essentially matching year-ago results. Favorable foreign currency exchange and growth in Häagen-Dazs ice cream were offset by the restructuring of the snacks business in China, the net impact of divestitures and acquisitions in fiscal 2016, and declines in Latin America driven by macro-economic challenges. Organic net sales declined 2 percent. Segment operating profit increased to $10 million from $2.5 million a year ago, reflecting benefits from currency-driven deflation on raw materials imported into certain markets, as well as the impact of divestitures in fiscal 2016.

Through nine months, Asia & Latin America segment net sales declined 1 percent to $1.29 billion, due to unfavorable foreign currency exchange and the net impact of divestitures and acquisitions in fiscal 2016. Organic net sales increased 1 percent. Segment operating profit totaled $61 million, up 45 percent as reported and up 48 percent in constant currency.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures totaled $11 million in the third quarter, down 32 percent due primarily to an asset write-off for CPW and lower volume for HDJ. On a constant-currency basis, after-tax earnings from joint ventures declined 35 percent. Third-quarter net sales for CPW grew 4 percent in constant currency, and constant-currency net sales for HDJ declined 5 percent. Through the first nine months of 2017, after-tax joint-venture earnings totaled $65 million, flat to last year as reported and down 3 percent in constant currency.

Other Income Statement Items

Unallocated corporate items totaled $42 million net expense in the third quarter of fiscal 2017, compared to $78 million net expense in 2016. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $22 million net expense in this year’s third quarter compared to $44 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $78 million in the quarter compared to $17 million a year ago. An additional $28 million of restructuring and project-related charges were recorded in cost of sales during the quarter compared to $27 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $76 million in this year’s third quarter, compared to $77 million a year ago. The effective tax rate was 23.0 percent in the third quarter, compared to 31.0 percent last year (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 24.7 percent compared to 30.8 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.56 billion through nine months, down 16 percent from the prior year due to changes in trade and advertising accruals driven by reduced spending and changes in income taxes payable related to the North American Green Giant divestiture in fiscal 2016. Capital investments through the first nine months totaled $475 million. Dividends paid year-to-date increased 8 percent to $856 million. During the first nine months of 2017, General Mills repurchased 25.4 million shares of common stock for a total of $1.65 billion. Average diluted shares outstanding through nine months declined 2 percent to 601 million.

Outlook

General Mills reaffirmed its key full-year fiscal 2017 targets:

•	Organic net sales are expected to decline approximately 4 percent.

•	Constant-currency total segment operating profit growth is expected to be in a range of down 1 percent to up 1 percent.

•	Adjusted operating profit margin is targeted at 18 percent of net sales or higher, which translates to at least 120 basis points of expansion versus year-ago levels.

•	Constant-currency adjusted diluted EPS is expected to increase 5 to 7 percent from the base of $2.92 earned in fiscal 2016. The company estimates currency translation will have an immaterial impact on full-year fiscal 2017 adjusted diluted EPS.

General Mills will hold a briefing for investors today, March 21, 2017, beginning at 8:30 a.m. Eastern time. You may access the webcast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 26,	Feb. 28,		Feb. 26,	Feb. 28,
	2017	2016	% Change	2017	2016	% Change
Net sales	$3,793.2	$4,002.4	(5.2)%	$11,813.2	$12,635.2	(6.5)%
Cost of sales	2,485.5	2,644.9	(6.0)%	7,569.1	8,182.5	(7.5)%
Selling, general, and administrative expenses	687.6	755.8	(9.0)%	2,107.9	2,339.7	(9.9)%
Divestitures loss (gain)	—	(1.5)	NM	13.5	(200.6)	NM
Restructuring, impairment, and other exit costs	77.6	16.9	359.2%	165.5	138.3	19.7%

Operating profit	542.5	586.3	(7.5)%	1,957.2	2,175.3	(10.0)%
Interest, net	76.4	77.2	(1.0)%	225.8	226.3	(0.2)%

Earnings before income taxes and after-tax earnings from joint ventures	466.1	509.1	(8.4)%	1,731.4	1,949.0	(11.2)%
Income taxes	107.0	157.6	(32.1)%	511.0	667.7	(23.5)%
After-tax earnings from joint ventures	11.1	16.2	(31.5)%	65.1	65.1	—%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	370.2	367.7	0.7%	1,285.5	1,346.4	(4.5)%
Net earnings attributable to redeemable and noncontrolling interests	12.4	6.0	106.7%	36.9	28.6	29.0%

Net earnings attributable to General Mills	$357.8	$361.7	(1.1)%	$1,248.6	$1,317.8	(5.3)%

Earnings per share - basic	$0.62	$0.61	1.6%	$2.12	$2.20	(3.6)%

Earnings per share - diluted	$0.61	$0.59	3.4%	$2.08	$2.15	(3.3)%

Dividends per share	$0.48	$0.44	9.1%	$1.44	$1.32	9.1%

	Quarter Ended			Nine-Month Period Ended
	Feb. 26,	Feb. 28,	Basis Pt	Feb. 26,	Feb. 28,	Basis Pt
	2017	2016	Change	2017	2016	Change
Comparisons as a % of net sales:
Gross margin	34.5%	33.9%	60	35.9%	35.2%	70
Selling, general, and administrative expenses	18.1%	18.9%	(80)	17.8%	18.5%	(70)
Operating profit	14.3%	14.6%	(30)	16.6%	17.2%	(60)
Net earnings attributable to General Mills	9.4%	9.0%	40	10.6%	10.4%	20

	Quarter Ended			Nine-Month Period Ended
	Feb. 26,	Feb. 28,	Basis Pt	Feb. 26,	Feb. 28,	Basis Pt
	2017	2016	Change	2017	2016	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.0%	34.8%	20	36.4%	36.0%	40
Adjusted operating profit	16.9%	15.9%	100	18.6%	17.5%	110
Adjusted net earnings attributable to General Mills	11.2%	9.9%	130	11.9%	11.0%	90

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See	accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 26, 2017	Feb. 28, 2016	% Change	Feb. 26, 2017	Feb. 28, 2016	% Change
Net sales:
North America Retail	$2,499.0	$2,686.6	(7.0)%	$7,804.8	$8,460.7	(7.8)%
Convenience Stores & Foodservice	448.5	453.7	(1.1)%	1,382.3	1,437.2	(3.8)%
Europe & Australia	424.5	439.4	(3.4)%	1,338.0	1,431.3	(6.5)%
Asia & Latin America	421.2	422.7	(0.4)%	1,288.1	1,306.0	(1.4)%

Total	$3,793.2	$4,002.4	(5.2)%	$11,813.2	$12,635.2	(6.5)%

Operating profit:
North America Retail	$516.7	$552.7	(6.5)%	$1,795.9	$1,886.0	(4.8)%
Convenience Stores & Foodservice	93.6	90.6	3.3%	295.4	273.2	8.1%
Europe & Australia	42.0	33.6	25.0%	127.2	143.9	(11.6)%
Asia & Latin America	10.0	2.5	NM	61.3	42.2	45.3%

Total segment operating profit	662.3	679.4	(2.5)%	2,279.8	2,345.3	(2.8)%
Unallocated corporate items	42.2	77.7	(45.7)%	143.6	232.3	(38.2)%
Divestitures loss (gain)	—	(1.5)	(100.0)%	13.5	(200.6)	(106.7)%
Restructuring, impairment, and other exit costs	77.6	16.9	359.2%	165.5	138.3	19.7%

Operating profit	$542.5	$586.3	(7.5)%	$1,957.2	$2,175.3	(10.0)%

	Quarter Ended			Nine-Month Period Ended
	Feb. 26, 2017	Feb. 28, 2016	Basis Pt Change	Feb. 26, 2017	Feb. 28, 2016	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	20.7%	20.6%	10	23.0%	22.3%	70
Convenience Stores & Foodservice	20.9%	20.0%	90	21.4%	19.0%	240
Europe & Australia	9.9%	7.6%	230	9.5%	10.1%	(60)
Asia & Latin America	2.4%	0.6%	180	4.8%	3.2%	160

Total segment operating profit	17.5%	17.0%	50	19.3%	18.6%	70

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 26, 2017	Feb. 28, 2016	May 29, 2016
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$899.1	$782.7	$763.7
Receivables	1,427.5	1,390.9	1,360.8
Inventories	1,461.0	1,350.2	1,413.7
Prepaid expenses and other current assets	340.4	401.3	399.0

Total current assets	4,128.0	3,925.1	3,937.2
Land, buildings, and equipment	3,575.2	3,604.5	3,743.6
Goodwill	8,705.8	8,692.4	8,741.2
Other intangible assets	4,499.7	4,509.8	4,538.6
Other assets	761.6	813.6	751.7

Total assets	$21,670.3	$21,545.4	$21,712.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,855.3	$1,725.6	$2,046.5
Current portion of long-term debt	604.7	1,103.5	1,103.4
Notes payable	1,942.0	640.3	269.8
Other current liabilities	1,341.5	1,784.3	1,595.0

Total current liabilities	5,743.5	5,253.7	5,014.7
Long-term debt	7,176.4	7,024.4	7,057.7
Deferred income taxes	1,547.7	1,489.4	1,399.6
Other liabilities	1,930.0	1,687.5	2,087.6

Total liabilities	16,397.6	15,455.0	15,559.6

Redeemable interest	869.2	826.7	845.6
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,129.8	1,164.4	1,177.0
Retained earnings	13,008.8	12,514.0	12,616.5
Common stock in treasury, at cost, shares of 178.5, 161.0 and 157.8	(7,800.3)	(6,450.2)	(6,326.6)
Accumulated other comprehensive loss	(2,350.4)	(2,414.9)	(2,612.2)

Total stockholders’ equity	4,063.4	4,888.8	4,930.2
Noncontrolling interests	340.1	374.9	376.9

Total equity	4,403.5	5,263.7	5,307.1

Total liabilities and equity	$21,670.3	$21,545.4	$21,712.3

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 26, 2017	Feb. 28, 2016
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,285.5	$1,346.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	448.3	441.2
After-tax earnings from joint ventures	(65.1)	(65.1)
Distributions of earnings from joint ventures	43.7	38.6
Stock-based compensation	76.4	71.7
Deferred income taxes	140.1	37.7
Tax benefit on exercised options	(65.1)	(57.2)
Pension and other postretirement benefit plan contributions	(34.0)	(35.2)
Pension and other postretirement benefit plan costs	26.9	88.2
Divestitures loss (gain)	13.5	(200.6)
Restructuring, impairment, and other exit costs	141.1	83.0
Changes in current assets and liabilities	(404.0)	206.0
Other, net	(48.6)	(92.2)

Net cash provided by operating activities	1,558.7	1,862.5

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(475.2)	(477.6)
Acquisitions, net of cash acquired	—	(84.0)
Investments in affiliates, net	4.8	63.7
Proceeds from disposal of land, buildings, and equipment	1.2	4.5
Proceeds from divestitures	17.5	825.8
Exchangeable note	13.0	19.5
Other, net	14.7	(16.8)

Net cash (used) provided by investing activities	(424.0)	335.1

Cash Flows - Financing Activities
Change in notes payable	1,681.3	54.8
Issuance of long-term debt	750.0	542.9
Payment of long-term debt	(1,003.0)	(1,000.3)
Proceeds from common stock issued on exercised options	90.5	103.0
Tax benefit on exercised options	65.1	57.2
Purchases of common stock for treasury	(1,650.9)	(601.8)
Dividends paid	(856.3)	(794.6)
Distributions to noncontrolling and redeemable interest holders	(59.5)	(81.7)

Net cash used by financing activities	(982.8)	(1,720.5)

Effect of exchange rate changes on cash and cash equivalents	(16.5)	(28.6)

Increase in cash and cash equivalents	135.4	448.5
Cash and cash equivalents - beginning of year	763.7	334.2

Cash and cash equivalents - end of period	$899.1	$782.7

Cash Flow from changes in current assets and liabilities:
Receivables	$(75.1)	$(48.7)
Inventories	(42.1)	(89.3)
Prepaid expenses and other current assets	53.3	(2.6)
Accounts payable	(100.4)	75.9
Other current liabilities	(239.7)	270.7

Changes in current assets and liabilities	$(404.0)	$206.0

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the third quarter of fiscal 2017, we announced a new global organization structure to streamline our leadership, enhance global scale, and drive improved operational agility to maximize our growth capabilities. As a result of this global reorganization, beginning in the third quarter of fiscal 2017, we will report results for our four operating segments as follows: North America Retail; Convenience Stores & Foodservice; Europe & Australia; and Asia & Latin America. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

Our North America Retail operating segment consists of our former U.S. Retail operating units and our Canada region. Within our North America Retail operating segment, our former U.S. Meals operating unit and U.S. Baking operating unit have been combined into one operating unit: U.S. Meals & Baking. Our Convenience Stores & Foodservice operating segment was unchanged. Our Europe & Australia operating segment consists of our former Europe region. Our Asia & Latin America operating segment consists of our former Asia/Pacific and Latin America regions.

(2)	During the second quarter of fiscal 2017, we sold our Martel, Ohio manufacturing facility in our Convenience Stores & Foodservice segment and simultaneously entered into a co-packing arrangement with the purchaser. We received $17.5 million in cash, and recorded a pre-tax loss of $13.5 million.

During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $788.0 million after transaction-related costs. After the divestiture, we retained a brand intangible asset of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

(3)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 26, 2017	Feb. 28, 2016	Feb. 26, 2017	Feb. 28, 2016
Cost of sales	$16.4	$17.3	$42.8	$60.9
Restructuring, impairment, and other exit costs	77.6	16.9	165.5	138.3

Total restructuring charges	94.0	34.2	208.3	199.2

Project-related costs classified in cost of sales	$11.5	$10.1	$36.4	$39.4

In the third quarter of fiscal 2017, we approved restructuring actions designed to better align our organizational structure with our strategic initiatives. In connection with these actions, we expect to eliminate approximately 400 to 600 positions. We expect to incur approximately $80 million of net expenses relating to these actions, all of which will be cash. We recorded $73.1 million of restructuring charges in the third quarter of fiscal 2017 relating to these actions. We expect these actions to be completed by the end of fiscal 2018.

In the second quarter of fiscal 2017, we notified the employees and their representatives of our decision to close our pasta manufacturing facility in Melbourne, Australia in our Europe & Australia segment to improve our margin structure. This action will affect approximately 350 positions, and we expect to incur approximately $34 million of net expenses relating to this action, most of which will be non-cash. We recorded $5.7 million of restructuring charges in the third quarter of fiscal 2017 and $17.7 million in the nine-month period ended February 26, 2017 relating to this action. We expect these actions to be completed by the end of fiscal 2019.

In the first quarter of fiscal 2017, we announced a plan to restructure certain product lines in our Asia & Latin America segment. To eliminate excess capacity, we closed our snacks manufacturing facility in Marília, Brazil and ceased production operations for meals and snacks at our facility in São Bernardo do Campo, Brazil. We ceased production of certain underperforming snack products at our facility in Nanjing, China. These and other actions will affect approximately 420 positions in our Brazilian operations and approximately 440 positions in our Greater China operations. We expect to incur approximately $38 million of net expenses of which approximately $4 million will be cash. We recorded $2.3 million of restructuring charges in the third quarter of fiscal 2017 and $45.6 million in the nine-month period ended February 26, 2017 relating to this action. We expect these actions to be completed by the end of fiscal 2018.

In the first quarter of fiscal 2017, we approved a plan to close our Vineland, New Jersey facility to eliminate excess soup capacity in our North America Retail segment. This action will affect approximately 370 positions, and we expect to incur approximately $65 million of net expenses, of which approximately $18 million will be cash. We recorded $7.7 million of restructuring charges in the third quarter of fiscal 2017 and $35.6 million in the nine-month period ended February 26, 2017 relating to this action. We expect this action to be completed by the end of fiscal 2019.

In addition, we recorded restructuring charges of $5.2 million in the third quarter of fiscal 2017, $34.2 million in the third quarter of fiscal 2016, $36.3 million in the nine-month period ended February 26, 2017, and $199.2 million in the nine-month period ended February 28, 2016 relating to other restructuring actions previously announced.

During the nine-month period ended February 26, 2017, we paid $67.1 million in cash relating to restructuring initiatives.

In addition to restructuring charges, we recorded $11.5 million of project-related costs in cost of sales in the third quarter of fiscal 2017 and $36.4 million in the nine-month period ended February 26, 2017. We expect to incur approximately $17.1 million of project-related costs in future periods related to our restructuring initiatives.

Details of our current restructuring initiatives were as follows:

	Nine-Month Period Ended				Fiscal 2016 and 2015		Estimated
In Millions	Feb. 26, 2017		Feb. 28, 2016		Total		Future		Total
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Savings (b)
Global reorganization	$73.1	$9.2	$—	$—	$—	$—	$7	$71	$80	$80
Closure of Melbourne, Australia plant	17.7	0.1	—	—	—	—	16	—	34	—
Restructuring of certain international product lines	45.6	10.6	—	—	—	—	—	(7)	38	4
Closure of Vineland, New Jersey plant	35.6	1.5	—	—	—	—	30	16	65	18
Project Compass	(0.4)	11.4	52.8	29.1	54.7	36.1	—	7	55	55
Project Century	37.2	29.5	155.1	38.0	364.4	46.3	15	66	417	142
Project Catalyst	—	1.1	(8.7)	46.9	140.9	92.8	—	25	141	94
Combination of certain operational facilities	(0.5)	3.7	—	2.2	13.3	11.0	—	—	13	15

Total restructuring charges (a)	208.3	67.1	199.2	116.2	573.3	186.2	68	178	843	408
Project-related costs	36.4	40.2	39.4	37.7	70.7	64.2	17	20	124	124

Restructuring charges and project-related costs	$244.7	$107.3	$238.6	$153.9	$644.0	$250.4	$85	$198	$967	$532	$700

(a)	Includes $42.8 million of restructuring charges recorded in cost of sales during fiscal 2017 and $60.9 million in fiscal 2016.
(b)	Cumulative annual savings targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(4)	Unallocated corporate expense totaled $42 million in the third quarter of fiscal 2017 compared to $78 million in the same period in fiscal 2016. In the third quarter of fiscal 2017, we recorded $16 million of restructuring charges and $12 million of restructuring initiative project-related costs in cost of sales compared to $17 million of restructuring charges and $10 million of restructuring initiative project-related costs in cost of sales in the same period last year. In addition, we recorded an $8 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2017 compared to a $7 million net increase in expense in the same period last year. We also recorded a decrease in incentive expense in the third quarter of fiscal 2017 compared to the same period last year.

Unallocated corporate expense totaled $144 million in the nine-month period ended February 26, 2017, compared to $232 million in the same period last year. In the nine-month period ended February 26, 2017, we recorded $43 million of restructuring charges and $36 million of restructuring initiative project-related costs compared to $61 million of restructuring charges and $39 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $21 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 26, 2017, compared to a $3 million net decrease in expense in the same period a year ago. We also recorded a decrease in incentive expense in the nine-month period ended February 26, 2017, compared to the same period last year.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 26, 2017	Feb. 28, 2016	Feb. 26, 2017	Feb. 28, 2016
Net earnings attributable to General Mills	$357.8	$361.7	$1,248.6	$1,317.8

Average number of common shares - basic EPS	580.7	595.6	589.8	599.1
Incremental share effect from: (a)
Stock options	7.8	9.6	8.5	9.9
Restricted stock, restricted stock units, and other	2.9	3.3	2.8	3.2

Average number of common shares - diluted EPS	591.4	608.5	601.1	612.2

Earnings per share - basic	$0.62	$0.61	$2.12	$2.20
Earnings per share - diluted	$0.61	$0.59	$2.08	$2.15

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)	The effective tax rate for the third quarter of fiscal 2017 was 23.0 percent compared to 31.0 percent for the third quarter of fiscal 2016. The 8.0 percentage point decrease was primarily due to favorable impacts of French tax legislation and other favorable discrete tax items that occurred during the third quarter of fiscal 2017.

(7)	We have included the following measures in this release that are not defined by GAAP: (1) Organic net sales growth rates, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rates on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rates, (6) constant-currency North America Retail, Europe & Australia, and Asia & Latin America segment operating profit growth rates, (7) constant-currency after-tax earnings from joint ventures growth rates, (8) earnings comparisons as a percent of net sales excluding certain items affecting comparability, and (9) effective income tax rates excluding certain items affecting comparability.

Organic net sales growth rates, diluted EPS excluding certain items affecting comparability and the related growth rate on a constant-currency basis, and total segment operating profit and related constant-currency growth rates are used in reporting to our executive management and as a component of our Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that these measures provide useful supplemental information to assess our operating performance. The adjustments are either items resulting from infrequently occurring events or items that, in our management’s judgment, significantly affect the period-over-period assessment of operating results. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2017 outlook for organic net sales growth, constant-currency total segment operating profit and adjusted diluted EPS, and adjusted operating profit margin are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project- related costs, and mark-to-market effects. Our fiscal 2017 outlook for organic net sales growth also excludes the effect of acquisitions and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2017. The unavailable information could have a significant impact on our fiscal 2017 GAAP financial results.

For fiscal 2017, we currently expect: the impact of foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to decrease net sales growth by 100 to 200 basis points; foreign currency exchange rates to have an immaterial impact on total segment operating profit and adjusted diluted EPS; and total restructuring charges and project-related costs related to actions previously announced to total $284 million.

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended			Nine-Month Period Ended			Fiscal Year
Per Share Data	Feb. 26, 2017	Feb. 28, 2016	Change	Feb. 26, 2017	Feb. 28, 2016	Change	2016
Diluted earnings per share, as reported	$0.61	$0.59	3%	$2.08	$2.15	(3)%	$2.77
Mark-to-market effects (a)(d)	(0.01)	—		(0.02)	(0.01)		(0.07)
Divestitures loss (gain), net (c)(d)	—	—		0.01	(0.14)		(0.10)
Restructuring charges (b)(d)	0.11	0.05		0.24	0.22		0.26
Project-related costs (b)(d)	0.01	0.01		0.04	0.04		0.06

Diluted earnings per share, excluding certain items affecting comparability	$0.72	$0.65	11%	$2.35	$2.26	4%	$2.92

Foreign currency exchange impact			3			Flat

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			8%			4%

(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.
(d)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rates follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant- Currency Basis
Quarter Ended Feb. 26, 2017	(2)%	Flat	(2)%
Nine-Month Period Ended Feb. 26, 2017	(3)%	(1) pt	(2)%

Constant-currency operating profit growth rates by segment follows:

	Quarter Ended Feb. 26, 2017
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(7)%	Flat	(7)%
Europe & Australia	25	(14) pts	39
Asia & Latin America	302%	(14) pts	316%

	Nine-Month Period Ended Feb. 26, 2017
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(5)%	Flat	(5)%
Europe & Australia	(12)	(9) pts	(3)
Asia & Latin America	45%	(3) pts	48%

Constant-currency after-tax earnings from joint ventures growth rates follows:

	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange	Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Quarter Ended Feb. 26, 2017	(32)%	3 pts	(35)%
Nine-Month Period Ended Feb. 26, 2017	Flat	3 pts	(3)%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Feb. 26, 2017		Feb. 28, 2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,307.7	34.5%	$1,357.5	33.9%
Mark-to-market effects (b)	(8.2)	(0.2)%	7.3	0.2%
Restructuring charges (c)	16.4	0.4%	17.3	0.4%
Project-related costs (c)	11.5	0.3%	10.1	0.3%

Adjusted gross margin	$1,327.4	35.0%	$1,392.2	34.8%

Operating profit as reported	$542.5	14.3%	$586.3	14.6%
Mark-to-market effects (b)	(8.2)	(0.2)%	7.3	0.2%
Restructuring charges (c)	94.0	2.5%	34.2	0.8%
Project-related costs (c)	11.5	0.3%	10.1	0.3%
Divestitures gain (d)	—	—%	(1.5)	—%

Adjusted operating profit	$639.8	16.9%	$636.4	15.9%

Net earnings attributable to General Mills as reported	$357.8	9.4%	$361.7	9.0%
Mark-to-market effects, net of tax (b)(e)	(5.1)	(0.1)%	4.6	0.1%
Restructuring charges, net of tax (c)(e)	63.0	1.7%	26.2	0.7%
Project-related costs, net of tax (c)(e)	7.4	0.2%	6.3	0.1%
Divestitures gain (d)(e)	—	—%	(1.5)	—%

Adjusted net earnings attributable to General Mills	$423.1	11.2%	$397.3	9.9%

	Nine-Month Period Ended
In Millions	Feb. 26, 2017		Feb. 28, 2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,244.1	35.9%	$4,452.7	35.2%
Mark-to-market effects (b)	(20.7)	(0.2)%	(3.1)	—%
Restructuring costs (c)	42.8	0.4%	60.9	0.5%
Project-related costs (c)	36.4	0.3%	39.4	0.3%

Adjusted gross margin	$4,302.6	36.4%	$4,549.9	36.0%

Operating profit as reported	$1,957.2	16.6%	$2,175.3	17.2%
Mark-to-market effects (b)	(20.7)	(0.2)%	(3.1)	—%
Restructuring costs (c)	208.3	1.8%	199.2	1.6%
Project-related costs (c)	36.4	0.3%	39.4	0.3%
Divestitures loss (gain) (d)	13.5	0.1%	(200.6)	(1.6)%

Adjusted operating profit	$2,194.7	18.6%	$2,210.2	17.5%

Net earnings attributable to General Mills as reported	$1,248.6	10.6%	$1,317.8	10.4%
Mark-to-market effects, net of tax (b)(e)	(13.0)	(0.1)%	(2.0)	—%
Restructuring charges, net of tax (c)(e)	141.6	1.1%	135.1	1.1%
Project-related costs, net of tax (c)(e)	23.3	0.2%	24.8	0.2%
Divestitures loss (gain) (d)(e)	9.2	0.1%	(89.6)	(0.7)%

Adjusted net earnings attributable to General Mills	$1,409.7	11.9%	$1,386.1	11.0%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 26, 2017		Feb. 28, 2016		Feb. 26, 2017		Feb. 28, 2016
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$466.1	$107.0	$509.1	$157.6	$1,731.4	$511.0	$1,949.0	$667.7
Mark-to-market effects (b)	(8.2)	(3.1)	7.3	2.7	(20.7)	(7.7)	(3.1)	(1.1)
Restructuring charges (c)	94.0	31.0	34.2	8.0	208.3	66.7	199.2	62.0
Project-related costs (c)	11.5	4.1	10.1	3.8	36.4	13.1	39.4	14.6
Divestitures loss (gain) (d)	—	—	(1.5)	—	13.5	4.3	(200.6)	(111.0)

As adjusted	$563.4	$139.0	$559.2	$172.1	$1,968.9	$587.4	$1,983.9	$632.2

Effective tax rate:
As reported		23.0%		31.0%		29.5%		34.3%
As adjusted		24.7%		30.8%		29.8%		31.9%

Sum of adjustment to income taxes		$32.0		$14.5		$76.4		$(35.5)

Average number of common shares - diluted EPS		591.4		608.5		601.1		612.2

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.05		$0.02		$0.13		$(0.06)

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.